Exhibit 99.(a)(1)(G)

Election Form: Eligible 409A Options - Windows Internet Explorer

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Election Info

Silicon Storage Technology, Inc.

ELECTION FORM: OFFER TO AMEND ELIGIBLE 409A OPTIONS

Name : REGULAR USER　　　Employee ID : ABC

Address : SAN JOSE CA 95110 UNITED STATES

This table lists your Eligible 409A Options. If you wish to accept the Offer to Amend as to any one of your Eligible 409A Options, you must ac

Check ONE of these boxes to make

☐ Amend All Eligi

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You will be solely responsible for any income taxes, penalties and interest payable, including under Section 409A, which may exceed 80% of the value of your Eligible 409A Options, and which may be imposed even if you never exercise your Eligible 409A Options.
You will NOT be eligible to participate in the Option to Replace as to any of your Eligible Options.

OK

Original Grant Date	Option Number	Original Exercise Price	Number of Shares Currently Subject to Eligible 409A Options	Revised Measurement Date	Adjusted Exercise Price
Dec 10, 2005	3	$3.45	50	Dec 12, 2005	$4.15

Note: If you have elected NOT to accept the Offer to Amend your Eligible 409A Options:

1. You will be solely responsible for any income taxes, penalties and interest payable, including under Section 409A, which may exceed 80% of the value of your Eligible 409A Options, and which may be imposed even if you never exercise your Eligible 409A Options.
2. You will NOT be eligible to participate in the Option to Replace as to any of your Eligible Underwater Options.

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